Exhibit 99.1

FOR IMMEDIATE RELEASE

January 27, 2004

Contacts:	Melanie J. Dressel, President and
Chief Executive Officer
(253) 305-1911

JoAnne Coy, Vice President, Marketing
(253) 305-1965

COLUMBIA BANK NAMES MARK W. NELSON

CHIEF BANKING OFFICER

Tacoma, Washington. Melanie J. Dressel, President and Chief Executive Officer, announced that Mark W. Nelson, Executive Vice President and Senior Credit Officer, has been named Chief Banking Officer for Columbia Bank. In this new position, Mr. Nelson will lead the bank’s commercial and consumer lending and branch banking functions, as well as the Private Banking, Marketing, Cash Management, and International departments. A new Chief Credit Officer will be named at a later date.

“Ms. Dressel said, “Over the past 10 years, Columbia Bank has rapidly grown a retail network of 34 branches in five counties, strong commercial lending and private banking teams and a wide array of products and services. We are delighted that Mark’s new position will allow him to focus his leadership and experience on enhancing the delivery of our extensive mix of products and services to our customers through the combination of our broad branch network and commercial banking functions.”

Mr. Nelson’s experience spans over 30 years. Prior to joining Columbia, he held senior positions with Evergreen Bank and Bank of America, as well as loan-related positions with Puget Sound Bank and Bank of California. He earned a BA in Business Administration and an MBA from Western Washington University. He is a graduate of Pacific Coast Banking School and is the holder of a Certified Risk Professional designation from the Bank Administration Institute.

Columbia Bank is a Washington state-chartered full-service commercial bank with 34 banking offices in Pierce, King, Cowlitz, Kitsap and Thurston counties. It is wholly owned by Columbia Banking System, Inc. (Nasdaq: COLB), a publicly traded registered bank holding company.

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